CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614 Fax: (508) 222-0220
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2009 RESULTS

Norton, Massachusetts, November 9, 2009. CPS Technologies Corporation (OTCBB: CPSH) today announced revenue of $2.9 million and a net loss of ($137) thousand or ($0.01) per basic and diluted share for the fiscal quarter ended September 26, 2009. This compares with revenue of $3.6 million and net income of $165 thousand or $0.01 per basic share and diluted share for the fiscal quarter ended September 27, 2008.

Grant Bennett, President, said, "Demand in Q3 was lower than we expected and lower than forecast by our customers. In several cases, orders were placed by customers, but during the quarter customers pushed deliveries further into the future. Our net loss results from maintaining payroll and expenses at a level sufficient to serve greater demand than actually materialized, and from the fact that our Cooperative Agreement with the Army Research Laboratory, wherein CPS is cost sharing 5%, was a larger percentage of total revenue. We believe that demand experienced in Q3 is below the underlying level of demand for current products that will be present as the economy emerges from recession and so we are managing our current costs in a manner that will enable us to respond quickly and cost effectively as demand increases."

"Customer orders in Q3 and in Q4 to date suggest that at least some segments of the economy are rebounding. The deliveries pushed out by customers in Q3 have generally been released for delivery in Q4, and in some cases the quantities increased in Q4. These orders and releases lead us to believe that demand will be higher in Q4 for all product families. We expect Q4, and 2009 as a whole, to be profitable," said Bennett.

In Q3 we achieved several important technical milestones in our Cooperative Agreement with the US Army for armor development. The focus of this Agreement is manufacturing technology for armor and we are making progress in both reducing manufacturing costs and learning how to make very large modules. The target applications are primarily armored vehicles.

After product development cycles of several years, hybrid vehicles using CPS baseplates are now in production. For example, both Mercedes Benz and BMW are selling and marketing hybrid vehicles in Europe which contain CPS baseplates. We have achieved several design wins in this product area and expect revenue growth to accelerate in this segment in Q4 and over the next several years.

Our products are used in high-power, high-reliability applications. These applications involve energy use or energy generation and our products allow higher performance and improved energy efficiency. We are indeed an important participant in the growing movement towards alternative energy and "green" lifestyles. For example, our baseplates are used in mass transit, hybrid and electric cars and wind-turbines for electricity generation; our flip chip heatspreaders are used in routers and switches for the internet, which in turn allows telecommuting. We believe these markets will continue to grow for some time.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2009 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTC Bulletin Board: CPSH)

	Quarters Ended
	September 26,	September 27,
	2009	2008

Revenues	$2,864,219	$3,580,350

Net Income (loss)	$(136,532)	$165,268

Basic earnings (loss) per basic share	$(0.01)	$0.01

Weighted average basic shares	12,624,959	12,621,003

Diluted earnings (loss) per diluted share	$(0.01)	$0.01

Weighted average diluted shares	12,624,959	13,265,264

	Nine-month Periods Ended
	September 26	September 27,
	2009	2008

Revenues	$9,519,295	$11,468,175

Net Income	$24,632	$1,154,770

Basic earnings per basic share	$0.00	$0.09

Weighted average basic shares	12,624,959	12,578,490

Diluted earnings per diluted share	$0.00	$0.09

Weighted average diluted shares	12,889,175	13,252,628